Exhibit 99.2

    Interleukin Genetics Updates Status of Filing Annual Report on
            Form 10-K for the Year Ended December 31, 2004

    WALTHAM, Mass.--(BUSINESS WIRE)--April 7, 2005--Interleukin Genetics, Inc. (OTCBB: ILGN) announced that it is continuing its review of the accounting treatment of its March 2003 sale of Series A Convertible Preferred Stock and convertible long-term debt in its previously reported financial statements for the year ended December 31, 2003 and that the filing of its Annual Report on Form 10-K for the year ended December 31, 2004 will be further delayed until the completion of this review. The Company is also reviewing the accounting treatment of its research and development agreements with affiliates of Alticor. In connection with this review, the Company expects to restate its previously reported financial statements for the year ended December 31, 2003 and anticipates that as a result of its review some or all of the payments received under those research and development agreements will be reclassified as payments for equity rather than revenues. The Company expects to file its Annual Report on Form 10-K for the year ended December 31, 2004 during the week of April 11, 2005 and will schedule an investor conference call shortly thereafter.

    About Interleukin

    Interleukin Genetics is a biotechnology company focused on developing personalized health products. The company uses functional genomics to help in the development of risk assessment tests, pharmacogenetic tests, nutritional and therapeutic products based on the genetic variations in people. Interleukin's current programs focus on cardiovascular disease, osteoporosis, rheumatoid arthritis, endometriosis, periodontal disease and weight management. Interleukin expects that these programs will lead to products that will personalize the selection of nutritional and therapeutic products and enable the managed care industry to improve patient care and better allocate resources. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

    Certain statements contained herein are "forward-looking" statements including statements regarding the restatement of our financial statements for the year ended December 31, 2003. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the results of our review of the accounting treatment of the March 2003 transactions and research and development agreements and those risks and uncertainties described in our annual report on Form 10-K, our quarterly reports on Form 10-Q and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

    CONTACT: For Interleukin Genetics:
             Fenel M. Eloi, 781-398-0700